SECOND AMENDMENT TO 2011 AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Second Amendment”) is executed this 9th day of October, 2015, by and between Roy W. Olivier (the “Executive”) and ARI Network Services, Inc., a Wisconsin Corporation (the “Company”).

RECITALS

The Company and Executive are parties to that certain Amended and Restated Employment Agreement dated October 31, 2011 (the “2011 Employment Agreement”); and

The initial term of the 2011 Employment Agreement expired and was extended by the execution of the First Amendment to 2011 Amended and Restated Employment Agreement with an Amendment Effective Date of February 5, 2015 (the “First Amendment”); and

The Company and Executive now desire to further amend the 2011 Employment Agreement as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (collectively, “Parties” and individually, “Party”), the Parties agree as follows:

1. Amendment to Section 1.2. The terms of Section 1.2 of the 2011 Employment Agreement are deleted in their entirety and replaced with the following terms:

1.2. Term.  The term of Executive’s employment with the Company pursuant to this Agreement shall commence on October 31, 2011 and shall continue until July 31, 2018 (the “Term”) unless earlier terminated by either Executive or the Company pursuant to Article III, below.  At the end of the Term, should Executive continue employment with the Company, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, “Renewal Terms” and individually, “Renewal Term”) unless and until the Parties enter into a new written employment agreement regarding Executive’s continued employment or, at least thirty (30) days prior to the expiration of the Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Term or said Renewal Term, as applicable, or this Agreement is otherwise terminated pursuant to Article III, below.

2.Amendment to Section 2.1.  The first sentence of Section 2.1 of the 2011 Employment Agreement is deleted in its entirety and replaced with the following three sentences:

“Commencing October 31, 2011, the Company shall pay Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000).  Between October 31,

2011 and August 1, 2013, Executive received additional increases to the annual salary as approved by the Compensation Committee.  Commencing August 1, 2015, the Company shall pay Executive an annual salary of Three Hundred Forty Thousand Dollars ($340,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.”

3.Amendment to Section 2.2.  The second and third sentences of Section 2.2 of the 2011 Employment Agreement are deleted in their entirety and replaced with the following two sentences:

“Commencing with the Company’s 2016 fiscal year, the Parties acknowledge and agree that, the annualized bonus amount which Executive would be eligible to receive if one hundred percent (100%) of Executive’s Bonus Plan targets were met would be One Hundred and Ninety Thousand Dollars ($190,000).  Provided that no diminution shall be made in the foregoing 100% target levels, the Executive acknowledges and agrees that the Bonus Plan may be changed from time-to-time at the discretion of the Compensation Committee as approved by the Board.”

4.Amendment to Section 3.2(a).  The terms of Section 3.2(a) of the 2011 Employment Agreement are deleted in their entirety and replaced with the following terms:

(a)Section 3.1(a), Section 3.1(c) and Section 3.1(f) Termination; Section 1.2 Non-Renewal by the Company.  If Executive’s employment is terminated pursuant to Section 3.1(a), Section 3.1(c), or Section 3.1(f), above, or if the Company provides Executive with a notice of non-renewal pursuant to Section 1.2, above,  Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive the following: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination and (2) any earned but unpaid bonus for the fiscal year of the Company immediately preceding the effective date of termination.  With respect to a termination pursuant to Section 3.1(a) or Section 3.1(f), above, or if the Company provides Executive with a notice of non-renewal pursuant to Section 1.2, above, Executive shall also receive (1) Executive’s Base Salary, at the rate in effect at the time of termination, for twenty-four (24) months following the effective date of termination; (2) a bonus for the fiscal year of the Company in which such termination occurs, which bonus shall be equal to the average of Executive’s annual bonus received pursuant to the Company’s Bonus Plan for the three fiscal years of the Company ending prior to the effective date of termination; and (3) acceleration of all outstanding unvested options held by Executive as of the effective date of termination.  Payment of the portion of the aggregate amounts specified in subsections (1) and (2) of the immediately preceding sentence, up to the maximum amount payable pursuant to Treasury Regulations 1.409A-1(b)(9)(iii)(A) as of the date of Executive’s Termination (the “Exempt Separation Pay Amount”), shall be made in twenty-four (24) equal monthly installments following the effective date of termination.  Payment of the difference between the aggregate amounts specified in subsections (1) and (2) of second sentence of this Section 3.2(a) and the Exempt Separation Pay Amount (such difference, the “Short-

Term Deferral Amount”) shall be paid to Executive no later than the later of: (x) the first September 15 ~~following the Company’s fiscal year which included the effective date of termination or (y) the first March 15 following the calendar year which included the effective date of termination (the “Latest Date”).~~  Notwithstanding the foregoing, the payment and receipt of the benefits specified in subsections (1), (2) and (3), of that same sentence are contingent upon Executive’s execution of a written severance agreement (in a form satisfactory to the Board) containing, among other things, a general release of claims against the Company, and the rescission period of such agreement must expire, without revocation of such release, within sixty (60) days following the effective date of termination.  To the extent that payments would otherwise be paid to Executive within the sixty (60) day period following the effective date of termination, such payment(s) shall be made following Executive’s execution of such general release and the expiration of the applicable rescission period, except where the sixty (60) day period following the effective date of termination spans two different calendar years, in which case such payment(s) or benefit(s) will not be paid until the later calendar year during the sixty (60) day period.

5.This Second Amendment supersedes all prior agreements, understandings and practices concerning the matters addressed herein.  Notwithstanding the foregoing, except as amended by the First Amendment and the additional amendments specifically made by this Second Amendment, the Amended and Restated 2011 Employment Agreement shall remain in force.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day, month and year first above written.

ARI NETWORK SERVICES, INC.

By: /s/ William H. Luden, III

William H. Luden, III
Chairman of the Board

EXECUTIVE:

/s/ Roy W. Olivier

                                                                       Roy W. Olivier

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